Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334)613-4034
(334)613-4500

ALFA CORPORATION ESTIMATES RECENT STORM LOSSES

Montgomery, Alabama (March 16, 2007) – The Alfa Insurance Group and Alfa Corporation (NASDAQ:ALFA) today announced a preliminary estimate of losses in Alabama stemming from a series of storms that occurred in February and March. These storms produced tornadoes, wind, and hail, which caused damage to both automobiles and homes. Combined, these events generated claims that are estimated to be between $30 million to $40 million for the Alfa Group. The impact of these claims on Alfa Corporation’s first quarter earnings, after reinsurance and taxes, is estimated to be $0.11 per diluted share.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, said, “Our thoughts and prayers are with the families who were affected by these storms, and we extend our deepest sympathy to those families who lost loved ones as a result.

“Because of our strong presence in the state, we were able to have people on the scene in Enterprise and Wilcox County almost immediately to assess the situation. Our local adjusters and agents were in the area shortly after the storms hit on Thursday afternoon, and by Friday morning, we had a substantial presence there, taking care of our policyholders. Our new Mobile Response Units were deployed to Enterprise, enabling us to handle those claims quickly and efficiently. The vast majority of our customers have already been contacted, and our team continues to work diligently to service all policyholders who experienced damage.”

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s Global Select Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.